EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

between

Alpha Holdings, Inc.

“Purchaser”

and

OncoSec Medical Incorporated

“Issuer”

Dated as of August 31, 2018

i

ii

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August __ 2018, between Alpha Holdings, Inc., a Korean corporation, (“Purchaser”) and OncoSec Medical Incorporated (“Issuer”).

Issuer desires to sell and Purchaser desires to purchase shares of Issuer’s common shares, $0.0001 par value per share (the “Common Stock”), for the consideration and on the terms set forth in this Agreement.

Certain capitalized terms used in this Agreement are defined in Section 11.1 of this Agreement.

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1. PURCHASE AND SALE OF THE SHARES

1.1	Purchase and Sale of the Shares.

(a) Subject to Section 1.1(c), on and subject to the terms and conditions of this Agreement, Issuer shall sell, and Purchaser shall purchase the Purchased Shares; and Issuer shall transfer and convey, and Purchaser shall purchase, the Purchased Shares free and clear of any and all Liens (other than those imposed by the Articles of Incorporation and federal and state securities Laws).

(b) Subject to the terms and conditions of this Agreement, Purchaser shall purchase the Purchased Shares in two tranches (“Tranches”). The number of shares of Common Stock to be purchased shall be 5,333,333 shares in the first Tranche (the “First Tranche Shares”), 4,666,667 shares in the second Tranche (the “Second Tranche Shares”, the “Purchased Shares”).

(c) The provisions of Section 11.4 notwithstanding, Purchaser shall have the right to assign its rights and obligations under this Agreement to purchase the Second Tranche Shares, in whole or in part, to another entity selected by Purchaser with the written consent of Issuer, such consent not to be unreasonably withheld; provided, however, that any such assignee shall execute a Joinder Agreement to this Agreement (attached hereto as Exhibit A) (the “Purchaser Assignment Right”). Upon Purchaser’s exercise of the Purchaser Assignment Right, Purchaser shall be relieved and fully released of any obligation to purchase the Second Tranche Shares that are assigned.

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1.2	Purchase Price.

The purchase price per share for the Purchased Shares shall be the greater of (a) $1.50 or (b) the last closing stock price for the Common Stock prior to the date of execution of this Agreement (the “Purchase Price”).

1.3	Payment of Purchase Price.

On the relevant closing date (both the First Closing Date and the Second Closing date, together, shall be “Closing Dates,” and independently, each a “Closing Date) and subject to the satisfaction or waiver of the conditions set forth in Article 7 and Article 8 below, Purchaser shall pay or deliver to Issuer, with respect to the First Tranche Shares, $8,000,000 in cash, and with respect to the Second Tranche Shares, $7,000,000 in cash. Purchaser shall, at the time of the transfer of funds, request evidence of such transfer from its bank for the purpose of assisting Issuer in confirming receipt of the transfer. On each Closing Date, Issuer shall deliver the Purchased Shares to the Purchaser in accordance with Section 2.2. Issuer agrees to reserve the Purchased Shares for purposes of this Agreement at all times.

1.4	Anti-Dilution.

If, between the date of this Agreement and any Closing Date, the outstanding shares of Common Stock shall have been changed into or exchanged for a different number or kind of shares or securities as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other substantially similar transaction (a “Recapitalization”), a reasonable, appropriate and proportionate adjustment shall be made to the number of Purchased Shares, and to the Purchase Price for the Purchased Shares so as to maintain the Purchaser’s intended ownership of the Issuer pursuant to this Agreement without giving effect to such Recapitalization.

1.5	Option to Purchase Additional Shares.

Regardless of whether the Purchaser exercises its rights pursuant to Section 5.5, the Purchaser shall have the right to purchase additional shares of Common Stock of the Issuer from the Issuer at any time and from time to time during the calendar year 2019 on sixty-one days’ prior written notice to the Issuer at a purchase price equal to the closing sale price for the Common Stock on the trading day immediately preceding the date of the applicable purchase; provided, however, unless the Issuer has obtained any necessary shareholder approval under the rules and regulations of the Nasdaq Capital Market, this option may be exercised only to the extent that the Purchaser’s “beneficial ownership” (as determined in accordance with Section 13 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder) of Common Stock does not exceed 19.99% of outstanding Common Stock or 19.99% of voting power outstanding immediately after the purchase of additional securities. The Issuer represents and warrants that this Section 1.5 does not violate any rules and regulations of the Nasdaq Capital Market. For the avoidance of doubt, nothing in this Section 1.5 will prohibit or otherwise be deemed to limit the Purchaser from acquiring shares of Common Stock in open market transactions or in privately negotiated transactions with third parties at any time and from time to time.

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Article 2. PROCEDURE FOR CLOSING

2.1	Time and Place of Closing.

The consummation of the purchase and sale of the Purchased Shares contemplated by this Agreement shall be held at the offices of Alston & Bird LLP, 90 Park Avenue, New York, New York 10016, or such other location that is mutually agreed upon by the Parties.

(a) The First Tranche Shares shall be purchased by Purchaser promptly following the satisfaction or waiver of the conditions set forth in Article 7 and Article 8 below (excluding the conditions that, by their terms, cannot be satisfied until the First Closing Date), or such other date as the parties shall mutually agree in writing (the “First Closing Date”); provided, however, the First Closing Date shall not be prior to the 60th day following the execution of this Agreement.

(b) After the First Closing Date, the Second Tranche Shares shall be purchased in accordance with Section 2.2 by Purchaser, subject to the satisfaction or waiver of the conditions set forth in Article 7 and Article 8 below (excluding the conditions that, by their terms, cannot be satisfied until the Second Closing Date) (the “Second Closing Date”); provided, however, the Second Closing Date shall be on or before December 15, 2018.

2.2	Transactions at the Closing.

On a Closing Date, each of the following shall be delivered:

(a) Issuer shall deliver to Purchaser the Purchased Shares issuable on such Closing Date in book-entry form (via Direct Registration System, “DRS”) and to the extent not previously delivered, the items required to be delivered by Issuer set forth in Article 7 and a legal opinion of counsel to the Issuer reasonably satisfactory to Purchaser and its counsel. The Issuer shall cause its transfer agent to provide a DRS statement reflecting the issuance and registration of the Purchased Shares in the name of the Purchaser on each Closing Date. The documents and certificates to be delivered hereunder by or on behalf of Issuer on a Closing Date shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

(b) Purchaser shall deliver to Issuer (i) the Purchase Price as provided in Section 1.3 and (ii) the items set forth in Article 8 subject to the last sentence of Section 1.3. The documents and certificates to be delivered hereunder by or on behalf of Purchaser on the Closing Date shall be in form and substance reasonably satisfactory to Issuer and its counsel.

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Article 3. REPRESENTATIONS AND WARRANTIES OF ISSUER

Issuer hereby represents and warrants to Purchaser on the date hereof and on each Closing Date (except for any representations and warranties that are expressly stated to have been made as of a specified date prior to the date of this Agreement, which shall have been true and correct as of such specified date) that:

3.1	No Material Adverse Change in Business.

Since July 31, 2018 there has not occurred any material adverse change or any development that is reasonably likely to have a material adverse effect on the condition (financial or otherwise), prospects, results of operations, business, properties or assets (tangible and intangible) of Issuer (other than changes or developments relating to (a) changes in general economic conditions in the United States, other than changes which adversely affect Issuer to a materially greater extent than its competitors, (b) the execution or the announcement of this Agreement, or the consummation of the transactions contemplated hereby, or (c) changes in GAAP or the accounting rules or regulations of the Commission) (a “Material Adverse Effect”).

3.2	Financial Statements.

Issuer has filed all reports, schedules, forms, statements and other documents required to be filed by the Issuer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year period preceding the date hereof (or such shorter period as the Issuer was required by Law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as (the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Issuer has no reason to believe that it will not timely file its Annual Report on Form 10-K for the year ended July 31, 2018. The financial statements of the Issuer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Issuer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The Issuer is not presently, and has not been in the prior 12 months, an issuer of the type described in paragraph (i) of Rule 144 promulgated under the Securities Act.

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3.3	Good Standing of Issuer.

Issuer has been duly organized and is validly existing and in good standing as a corporation under the Laws of the State of Nevada, with power and authority (corporate and other) to own, lease and operate its properties and to conduct its business as described in its SEC Reports; and Issuer is duly qualified to do business and is in good standing as a foreign corporation in all other jurisdictions where its ownership or leasing of properties or the conduct of its business requires such qualification, except where the failure to qualify and be in good standing could not reasonably be expected to have or result in a Material Adverse Effect.

3.4	Capitalization.

(a) The capitalization of the Issuer is set forth on Schedule 3.4(a). Except as set forth in the SEC Reports, Issuer has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of Employee grants under Issuer’s equity compensation plans, the issuance of shares of Common Stock to Employees pursuant to Issuer’s Employee stock purchase plans (including inducement grants in accordance with Nasdaq rules), pursuant to the conversion and/or exercise of Stock Equivalents or otherwise in the Ordinary Course of Business. Except as set forth in the SEC Reports, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Except as set forth in the SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which Issuer is or may become bound to issue additional shares of Common Stock or Stock Equivalents. The issuance and sale of the Purchased Shares will not obligate Issuer to issue shares of Common Stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of Issuer securities to adjust the exercise, conversion, exchange or reset price under any of such securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to Issuer’s capital stock to which Issuer is a party or, to the knowledge of Issuer, between or among any of Issuer’s shareholder. The Issuer has duly issued any and all shares of Common Stock that it is required to issue under any intellectual property license agreement or any other material commercial agreement of the Issuer.

(b) The Issuer does not have any subsidiaries or otherwise own shares of capital stock, membership interests, partnerships interest or other similar equity interests in any other Person, other than as listed on Schedule 3.4(b).

3.5	Shares.

The Purchased Shares to be issued pursuant to this Agreement have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered pursuant to this Agreement against payment of the consideration therefor specified herein, will be validly issued, fully paid and non-assessable.

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3.6	Litigation.

There is no Litigation before or by any court or other Governmental Body currently pending, or, to the knowledge of Issuer, threatened against or adversely affecting Issuer, its business or any of its assets or properties, at Law or in equity, which is required to be disclosed in Issuer’s SEC Reports, or which could reasonably be expected to have or result in a Material Adverse Effect or would materially and adversely affect the consummation of this Agreement or the transactions contemplated herein.

3.7	No Conflicts.

Issuer is not in violation of its Articles of Incorporation or bylaws, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its respective properties may be bound, in any material respect; and the execution and delivery of this Agreement have been and the consummation of the issuance and sale of the Purchased Shares contemplated herein will have been, duly authorized by all necessary corporate action, and compliance by Issuer with its obligations hereunder will not conflict with or constitute a breach of, or default under (or constitute a default which with the passage of time or giving of notice, or both, would constitute an event of a default), or result in the creation or imposition of any Lien upon any properties or assets of Issuer pursuant to, any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which Issuer is a party or by which it may be bound or to which any of the properties or assets of Issuer is subject, nor will such action result in any violation of the provisions of their respective Articles of Incorporation or bylaws, or to the knowledge of Issuer, any Law or Order; and no Consent or Order of any court or Governmental Body is required for the consummation by Issuer of the issuance and sale of the Purchased Shares contemplated by this Agreement, except such as has been or will be obtained or as may be required under the Securities Act, the Exchange Act, and state securities Laws in connection with the transactions contemplated hereby.

3.8	Compliance with Laws; Permits and Orders.

Issuer is not engaged in any activity or has omitted to take any action that is or creates a material violation of any Law applicable to Issuer, including without limitation, Laws related to labor and employment matters, employee benefits, the protection of the environment, and health and occupational safety. Issuer is not subject to any Order which has had or could reasonably be expected to result in a Material Adverse Effect. Issuer possesses all material Permits necessary for the lawful operation of their business as presently conducted and is in compliance with all such Permits and all applicable Laws and Orders, in each case, in all material respects. Issuer has not received any written notice of proceedings relating to the revocation or modification of any Permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have or result in a Material Adverse Effect. To the knowledge of Issuer, no officer, director or Employee of Issuer is subject to any Order that prohibits such officer, director or Employee from engaging in or continuing any conduct, activity, or practice relating to Issuer, or its respective businesses except where such prohibition could not reasonably be expected to have or result in a Material Adverse Effect.

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3.9	Authorization.

Issuer has the full right, power and authority to execute and deliver this Agreement and will have the power and authority to perform its obligations hereunder to issue and sell the Purchased Shares to Purchaser; and all corporate action required to be taken for the due and proper authorization, execution and delivery of this Agreement has been duly and validly taken and all corporate action required to be taken for the consummation of the issuance and sale of the Purchased Shares to Purchaser will have been duly and validly taken. This Agreement represent valid and binding obligations of Issuer, enforceable against Issuer in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally, by the exercise of judicial discretion in accordance with equitable principles and by public policy to the extent that any provision relates to indemnification, contribution or exculpation.

3.10	Internal Accounting and Other Controls.

Issuer maintains a system of internal accounting and other controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accounting for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Issuer has no material weaknesses in its internal control over financial reporting and, except as described in Issuer’s SEC Reports, since the end of Issuer’s most recent audited fiscal year, there has been no change in Issuer’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Issuer’s internal control over financial reporting.

3.11	Disclosure Controls.

Issuer has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act) in accordance with the rules and regulations under the Sarbanes-Oxley Act of 2002, the Securities Act and the Exchange Act.

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3.12	Insurance.

Issuer, its assets and properties and its Employees are insured under various policies of general liability and other forms of insurance, which policies are of the type and in the amounts customary and adequate for its business. The Issuer does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

3.13	Absence of Undisclosed Liabilities.

Issuer has no material Undisclosed Liabilities.

3.14	Taxes.

(a) All Tax Returns required to be filed by or on behalf of Issuer have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete, and correct in all material respects. All Taxes payable by or on behalf of Issuer have been fully and timely paid (whether or not shown on any Tax Return), except where such failure to fully and/or timely pay could not reasonably be expected to have or result in a Material Adverse Effect.

(b) Issuer has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(c) The Issuer is not and has never been a United States real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Issuer shall so certify upon Purchaser’s reasonable request at any time.

3.15	Title to Assets.

Issuer has good and marketable title in fee simple to all real property owned by it and good and marketable title in all personal property owned by it that is material to the business of Issuer, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by Issuer and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by Issuer are held by it under valid, subsisting and enforceable leases with which Issuer is in material compliance.

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3.16	Intellectual Property.

(a) Section 3.16 of the Schedule sets forth the true and complete list of (i) each registered, issued, or applied for item of intellectual property including without limitation: all patents, patent applications and inventions for which written patent specifications have been prepared; registered and unregistered trademarks, service marks, trade names, logos, indicia of source, and all applications for any of the foregoing copyright registrations; and (ii) each License, and any other intellectual property rights owned by a third party and licensed in, to the Issuer or its Affiliates, where such intellectual property rights and Licenses are necessary or required for use in connection with its business as conducted, and as currently proposed to be conducted, and which the failure to so have could have a Material Adverse Effect, but excluding commercially available “off the shelf” licenses for intellectual property made available through regular distribution channels on standard terms and conditions (collectively, the “Intellectual Property Rights”). To the knowledge of Issuer and its Affiliates, there is no other item of Intellectual Property Rights that is necessary for the conduct of the business as presently operated, or proposed to be operated, except those items listed in Section 3.16 of the Schedule.

(b) With respect to each item of Intellectual Property Rights: (i) the Issuer and its Affiliates possess the exclusive right, title and interest in and to the item, free and clear of any Lien; (ii) the item is in good standing and is not subject to any outstanding Order or agreement with a third party, other than the Licenses set forth on Section 3.16 of the Schedule, that in any manner restricts such item, including restricting the transfer, development, commercialization, enforcement or licensing thereof; (iii) no legal or administrative proceeding is pending or, to the Issuer’s knowledge, threatened, that challenges the legality, validity, enforceability of, or Issuer’s ownership of or right to use or otherwise exploit, the item; (iv) there is no reason to Issuer’s or any Affiliates’ knowledge that any item would be considered invalid or unenforceable; and (v) each such item is presently pending or in force in accordance with its terms. Except as set forth in Section 3.16 of the Schedule, no license, sublicense, or other permission has been granted or entered into by Issuer or any Affiliate in respect of any item of Intellectual Property Rights.

(c) With respect to each item of Intellectual Property Rights that any third party owns that is used in, or necessary to, the Issuer’s business as conducted, or proposed to be conducted, and that is used pursuant to license, sublicense, agreement, or permission, including the Intellectual Property Rights listed as “licensed” on Section 3.16 of the Schedule and “off the shelf” licenses, (i) to Issuer’s and its Affiliates’ knowledge, the rights covering the item are legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) to Issuer’s and its Affiliates’ knowledge, no party thereto is in material breach or default and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder; (iii) Issuer and its Affiliates have not received written notice that any party to such license or sublicense intends to cancel, not renew, or terminate the license or sublicense; and (iv) any license or sublicense will not be terminated or cancelled, or the Issuer’s rights thereunder diminished or impaired, or Issuer’s obligations thereunder increased, as a result of the consummation of the transactions contemplated by this Agreement.

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(d) Issuer and its Affiliates have not received a notice that any of the Intellectual Property Rights have expired, terminated or been abandoned. Issuer and its Affiliates have not received a written notice of a claim, demand or threat, or otherwise have any knowledge that the Intellectual Property Rights, violates, misuses, or infringes upon the rights of any Person, except as do not have or could reasonably be expected to not have a Material Adverse Effect. Issuer and its Affiliates are not, and have not been, the subject of any legal proceeding concerning infringement, misappropriation, or violation of any third party Intellectual Property right (or received any written notice, charge, complaint, claim or demand, or to Issuer’s knowledge or the knowledge of any of its Affiliates, threat) arising from Issuer’s operation of the business. Further, to Issuer’s and its Affiliates’ knowledge, the Issuer and its Affiliates have not engaged in any act that (i) violates the rights of privacy or publicity of any third party; or (ii) constitutes unfair competition or trade practices under the Laws of any jurisdiction. To the knowledge of Issuer, all such Intellectual Property Rights are enforceable and there is no existing infringement, misappropriation, or violation by another Person of any of the Intellectual Property Rights. Issuer has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties including the Intellectual Property Rights, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, network equipment, data, data communication lines and all other computerized or information technology equipment and associated documentation used by the Issuer and its Affiliates in its day-to-day operations (collectively, “IT Assets”) (i) to Issuer’s and its Affiliates’ knowledge, operate and perform in all material respects in accordance with their documentation and functional specifications, and (ii) have not malfunctioned or failed in a manner materially disruptive to the business of the Issuer or any of its Affiliates within the past two (2) years. To the knowledge of the Issuer, no Person has gained unauthorized access to the IT Assets. The Issuer and its subsidiaries have implemented reasonable backup, archive, security and disaster recovery technology and processes.

3.17	No Disqualification Events.

None of the Issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Issuer participating in the offering hereunder, any beneficial owner of 20% or more of the Issuer’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Issuer in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Issuer has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

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3.18	Listing and Maintenance Requirements.

The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Issuer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Issuer received any notification that the Commission is contemplating terminating such registration. The Issuer has not, in the twelve (12) months preceding the date hereof, received notice from the Nasdaq Capital Market to the effect that the Issuer is not in compliance with the listing or maintenance requirements of the Nasdaq Capital Market. The Issuer is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The issuance and sale of the Purchased Shares hereunder do not contravene the rules and regulations of the Nasdaq Capital Market. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company and the Issuer is current in payment of the fees to the Depository Trust Company in connection with such electronic transfer.

3.19	No Registration.

Assuming the accuracy of the Purchaser’s representations and warranties set forth herein, no registration under the Securities Act is required for the offer and sale of the Purchased Shares by the Issuer to the Purchaser as contemplated hereby.

3.20	FDA Regulated Product Regulatory Matters and Compliance.

The FDA Regulated Products are and have been manufactured in material compliance with all of the applicable Laws and in material conformity (where applicable) with current Good Manufacturing Practices (“CGMP”) (as defined by the Federal Food, Drug, and Cosmetic Act and regulations thereunder including at 21 C.F.R. Parts 210 and 211), any and all foreign equivalents, as well as all applicable International Conference of Harmonisation guidance documents, and in material compliance with all standard operating procedures of the Issuer that are applicable to the operation or conduct of the Issuer or any of Issuer’s Affiliates, and the ownership, operation and use of the Issuer’s assets. The Issuer further represents that (A) no Governmental Body has pursued, or threatened to pursue, any material compliance actions against the Issuer or any of its Affiliates, such as providing such parties with a written notice of any adverse inspection, finding of deficiencies, finding of non-compliance, FDA initiated or firm initiated recall, civil investigation, penalty, fine, sanction, debarment, request for corrective or remedial action or audit; (B) Issuer and its Affiliates have not entered into a consent decree of permanent injunction with a Governmental Body; (C) to Issuer’s knowledge, Issuer and its Affiliates are not under threat to enter into a consent decree of permanent injunction with a Governmental Body; and (D) Issuer and its Affiliates are not otherwise aware of any injunction related to production of any FDA Regulated Products, or components of any FDA Regulated Products, at any facility.

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Within the twelve (12) months prior to the date of this Agreement and other than in the Ordinary Course of the Business, the Issuer and its Affiliates have not altered in any material respect, or neglected, their activities, practices, supply agreements or any other similar third party agreement. Issuer further represents that it has followed all material aspects of its standard operating procedures with respect to monitoring all third party vendors and suppliers, and maintaining the supply chain of the components of the FDA Regulated Product.

The Issuer has disclosed to the Purchaser all currently unresolved material complaints and other notices or actions relating to any alleged lack of safety, efficacy, or regulatory compliance of the Issuer or any of its Affiliates related to the FDA Regulated Products of the Issuer that would reasonably be expected to result in a delay, denial, revocation, or modification of an investigational new drug application (“IND”), approved institutional review board (“IRB”) protocol, or any other regulatory documents prior to the initiation of any planned Issuer-sponsored clinical trials. The Issuer further represents that the Issuer has made available to Purchaser any written reports or other written communications received by the Issuer or any of its Affiliates from a Governmental Body that would indicate that the Governmental Body is not likely or is less likely to approve a Drug Application with respect to any of the FDA Regulated Products.

Preclinical studies conducted by or on behalf of the Issuer relating to any FDA Regulated Product were conducted in compliance with all applicable Laws, including without limitation all applicable current Good Laboratory Practices (“GLP”), and in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards, in each case, in all material respects; to Issuer’s knowledge the descriptions of the results of such trials provided to Purchaser are accurate in all material respects. The Issuer and its Affiliates have not received any written notices or correspondence from any Governmental Body requiring the termination, suspension, or material modification or clinical hold of any preclinical studies or clinical trials conducted by or on behalf of the Issuer with respect to any of the FDA Related Products, such that the termination, suspension, or material modification would reasonably be expected to result in a Material Adverse Effect.

The clinical trials conducted by or on behalf of, or sponsored by, the Issuer, or in which the Issuer has participated, were and, if still active, are being, conducted in all material respects in accordance with applicable experimental protocols, procedures and controls pursuant to, where applicable, current Good Clinical Practices (“GCP”), accepted professional and scientific standards applicable to the FDA Regulated Products being developed by the Issuer and its Affiliates, and all applicable Laws to which they are subject; the descriptions of the results of such studies and trials as part of the Issuer’s offering or public press releases do not contain any misstatement of a material fact or omit to state a material fact necessary to make such statements not misleading; the Issuer and its Affiliates have no knowledge of any research studies or trials not already provided as part of this offering or in public press releases which have yielded results which reasonably call into question in any material respect the results of the research studies and trials; and neither the Issuer nor any Affiliate has received any written notices or correspondence from the FDA or any other Governmental Body exercising comparable authority or any IRB or comparable authority requiring or threatening the premature termination, suspension, material modification or clinical hold of any research studies or trials conducted by or on behalf of, or sponsored by, the Issuer or in which the Issuer has participated. There has not been any violation of applicable Law by the Issuer or any Affiliate in its product development efforts, including without limitation all preclinical animal studies, submissions or reports to any Governmental Body that could reasonably be expected to require investigation, corrective action or enforcement action, that singly, or in the aggregate, would result in a Material Adverse Effect.

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The Issuer has disclosed to the Purchaser any and all currently unresolved material complaints and other notices, actions, or Orders relating to any alleged lack of safety, efficacy, regulatory compliance, or any other allegations of any violation of any applicable Laws, or Order of any court or competent tribunal, by the Issuer or any of its Affiliates, or for any FDA Regulated Product that, either individually or in the aggregate, may result in a Material Adverse Effect.

3.21	Other Regulatory Matters.

The Issuer has complied in all material respects with all applicable United States Laws to which Issuer is subject with respect to healthcare regulatory matters, including (i) 42 U.S.C. §§ 1320a-7(b) (criminal penalties for acts involving Federal health care programs), commonly referred to as the “Federal Anti-Kickback Statute,” (ii) 42 U.S.C. §1395nn (limitation on certain physician referrals), commonly referred to as the “Stark Law,” (iii) the statute commonly referred to as the “Federal False Claims Act,” (iv) the Health Insurance Portability and Accountability Act of 1996 (commonly referred to as “HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (commonly referred to as the “HITECH Act”), (v) other applicable Laws of the United States related to healthcare regulatory matters and the regulations promulgated to implement the foregoing Laws described in clauses (i) – (iv) of this sentence, as well as any comparable state Laws and regulations, and (vi) the comparable Laws and regulations of any domestic or foreign jurisdiction other than the United States federal government or any state, county, municipal or other political subdivision within the United States (collectively, “Healthcare Laws”). The Issuer represents that it is not a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees or similar agreements with or imposed by any Governmental Body. Without limiting the foregoing, the Issuer is in compliance in all material respects with the following Laws, including (i) the Controlled Substances Act of 1970, as amended and its implementing regulations, (ii) all applicable registration requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207, and (iii) the Physician Payments Sunshine Act at 42 U.S.C. § 1320a-7h and 42 C.F.R. Part 403, Subpart I.

The Issuer represents that it has not directly or indirectly, (i) taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, any applicable Law implementing the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Law applicable to any of the Sellers or any of their Affiliates in any jurisdiction other than the United States or (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly; or (iii) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Issuer further represents that it has conducted its export transactions materially in accordance with (A) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (B) all other applicable import/export controls in other countries in which the Issuer conducts business.

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3.22	Disclosure.

Except for the issuance of the Purchased Shares and other transactions contemplated by this Agreement, to the knowledge of the Issuer, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Issuer or its business, properties, operations, assets or financial condition, that would be required to be disclosed by the Issuer under applicable securities Laws at the time this representation is made or deemed made that has not been publicly disclosed at least 4 Business Days prior to the date that this representation is made.

Article 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Issuer as follows and on each Closing Date (except for any representations and warranties that are expressly stated to have been made as of a specified date prior to the date of this Agreement, which shall have been true and correct as of such specified date) that:

4.1	Authority.

The Purchaser is a corporation organized and existing under the Laws of Korea with full power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and performance by the Purchaser of the transactions contemplated by such agreements have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law.

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4.2	Brokers and Finders.

Neither Purchaser nor any related person of Purchaser has incurred any Liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

4.3	Beneficial Ownership of Common Stock.

As of the date hereof, neither Purchaser nor any Affiliate is the beneficial owner of (i) any Common Stock or (ii) any securities or other instruments representing the right to acquire Common Stock.

4.4	Availability of Funds.

Purchaser has, and at each Closing Date, Purchaser will have, available cash in an amount sufficient for Purchaser to timely pay the Purchase Price for the Purchased Shares and all fees, expenses and other amounts contemplated to be paid by Purchaser in connection with the transactions contemplated by this Agreement. Purchaser has, and at each Closing Date will have, such assets and net worth sufficient to be considered solvent.

4.5	Assignee Representations and Warranties.

To the extent Purchaser transfers its right and obligation under this Agreement to purchase the Second Tranche Shares, if any, in whole or in part, to one or more Persons who are Affiliates of Purchaser, the representations and warranties in Article 4 shall be deemed to also be made by Purchaser in respect of each such Person and the representations and warranties in Article 4 shall be deemed to be made in respect of Purchaser and such Person collectively.

4.6	Certain Transactions and Confidentiality.

Other than consummating the transactions contemplated hereunder, the Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, executed any purchases or sales, including short sales and pledges, of the securities of Issuer during the period commencing as of the time that the Purchaser first received a term sheet (written or oral) from the Issuer or any other Person representing Issuer setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Other than to the Purchaser’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, agents and Affiliates bound by a duty of confidentiality to the Purchaser, the Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

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4.7	Investment Risk; Disclosure of Information Acknowledgement of Risk.

Purchaser acknowledges and understands that its investment in the Purchased Shares involves a significant degree of risk, including, without limitation, (i) the Issuer remains an early stage business with limited operating history and requires substantial funds in addition to the proceeds from the sale of the Purchased Shares; (ii) an investment in the Issuer is speculative, and only purchasers who can afford the loss of their entire investment should consider investing in the Issuer and the Purchased Shares; (iii) the Purchaser may not be able to liquidate its investment; (iv) transferability of the Purchased Shares is limited; and (v) the Purchaser could suffer the loss of its entire investment. Such Purchaser has sought such accounting, legal and tax advice from sources other than the Issuer as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Shares. Such Purchaser has had an opportunity to receive all information related to the Issuer and the Purchased Shares requested by it and to ask questions of and receive answers from the Issuer regarding the Issuer, its business and the terms and conditions of the offering of the Purchased Shares. Neither such inquiries nor any other due diligence investigation conducted by such Purchaser shall modify, amend or affect such Purchaser’s right to rely on the Issuer’s representations and warranties contained in this Agreement.

Article 5. COVENANTS OF ISSUER

Issuer covenants and agrees with Purchaser as follows:

5.1	Access and Information.

Subject to the confidentiality restrictions set forth in Section 9.1 hereof, from the date hereof until the date that Purchaser does not own any Purchased Shares and during normal business hours, Issuer shall afford to Purchaser, its lenders, counsel, accountants, and other representatives, reasonable access to the offices, properties, books, contracts, commitments, and records of Issuer. Issuer shall furnish such Persons with all Information (including financial and operating data) concerning Issuer as they reasonably may request.

5.2	Conduct of Business Prior to Closing.

From the date hereof to until the First Closing Date, except to the extent that Purchaser shall otherwise consent in writing, which shall not be withheld unreasonably:

(a) Issuer shall operate substantially as previously operated and only in the regular and Ordinary Course of Business;

(b) Issuer shall comply with all applicable Laws in all material respects;

(c) Issuer shall maintain the Books and Records in the usual, regular, and ordinary manner, on a basis consistent with past practices, and prepare and file all Tax Returns and amendments thereto required to be filed by Issuer after taking into account any extensions of time granted by any Taxing Authorities; and/or

(d) Issuer shall not effect any Recapitalization.

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5.3	Board of Directors.

(a) Immediately following the First Closing Date, Purchaser shall have the right to appoint one observer to the Board, such observer to be approved by the Board in good faith and as reasonably determined by the Board following recommendation by Purchaser (“Observer”). Observer shall have the right to receive all notices, consents, minutes and other materials provided to members of the Board and attend all meetings of the Board (the “Observer Right”). Observer shall agree to hold in strict confidence and trust all information obtained in his or her role as Observer, except that the Observer may disclose information obtained in his or her role as such to Purchaser; and provided further, that the Issuer reserves the right to withhold any information and to exclude such representative from any portion of a meeting thereof if access to such information or attendance at such meeting would reasonably be expected to result in a conflict of interest or to harm attorney-client privilege. The Observer Right shall terminate immediately at such time when Purchaser holds less than 50% of the Purchased Shares acquired by Purchaser.

(b) Immediately following the Second Closing Date, the Purchaser (or its assignee with Purchaser’s written consent if Purchaser has exercised the Purchaser Assignment Right) shall have the right to select one director to be appointed to the Board (the “Alpha Director”). Following the receipt of written nomination by Purchaser (or its assignee with Purchaser’s written consent if Purchaser has exercised the Purchaser Assignment Right in accordance with this Agreement), the Board shall, in consultation with the Board’s Nominating and Corporate Governance Committee, consider the nominee for appointment to the Board and after determining, acting in good faith and reasonably, that the appointment of the individual selected by Purchaser would not result in a breach of the Nominating and Corporate Governance Committee’s or the Board’s fiduciary duties:

(i) Cause the Alpha Director to be appointed to the Board within a reasonable period of time, but in any event not more than 30 days following the date of nomination, to serve until the next annual meeting of shareholders of the Issuer; and

(ii) Include the Alpha Director for nomination to the Board at each meeting of shareholders at which directors are to be elected and endorse and recommend the Alpha Director for election in connection with all such meetings of the shareholders, which endorsement and recommendation shall not be changed or withdrawn (unless the Board determines it is necessary to meet its fiduciary duties under applicable law).

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(c) Purchaser shall use its commercially reasonable efforts to cause the Alpha Director to resign promptly following such time when Purchaser holds less than 50% of the Purchased Shares acquired by Purchaser.

(d) Vacancies arising through the death, resignation retirement, disqualification or removal of any Alpha Director may be filled by the Board only with a replacement director selected by Purchaser (and, if applicable, its assignee pursuant to the Assignment Right) and the replacement so chosen shall hold office until the next election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal, and then such replacement will be nominated by the Board for election at each meeting of shareholders at which directors are elected in accordance with this Section 2, in accordance with the procedures described in Section 1(b) above.

(e) If Purchaser’s nominee is not elected at a meeting of shareholders, then (1) if applicable, Section 5.4 shall immediately be deemed to be of no further force and effect and (2) the Purchaser shall have the right to designate a replacement nominee to be nominated for election to the Board at each subsequent meeting of shareholders at which directors are elected in accordance with Section 5.4(b) mutatis mutsandis.

(f) If the Board or any authorized committee thereof raises a reasonable objection to a director nomination or Observer nomination because the nomination of such nominee would cause the Board or such committee to breach its fiduciary duty to shareholders, then the Purchaser and the Board shall use their commercially reasonable efforts to agree on alternative nominee(s) for such director nomination or Observer. The Board may disqualify a nominee for the following or similar reasons: (i) acts of misrepresentation, fraud, or dishonesty, (ii) commission of or pleading nolo contendere or guilty to, a crime involving fraud, dishonesty or any felony, or (iii) if nominee is considered to be a “Bad Actor” as defined in Rule 506 under the Securities Act.

(g) Any director nominee, upon appointment or election to the Board, will be governed by the same protections and obligations as all other directors of the Issuer, including, without limitation, protections and obligations regarding customary liability insurance for directors and officers, confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies, director evaluation process, director code of ethics, director share ownership guidelines, stock trading and pre-approval policies (insider trading policy), and other governance matters adopted from time to time.

(h) The Issuer will maintain, using commercially reasonable efforts, with a financially sound and reputable insurance(s) company(ies) or association(s), director and officer liability insurance pursuant to terms and in amounts that, in the good faith determination of the Board, is reasonable.

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(i) The Observer and Alpha Director shall execute a customary confidentiality agreement and acknowledgement that he or she is bound by the Issuer’s insider trading policy.

(j) The Issuer acknowledges and agrees that the right of the Purchaser to cause its directors nominees to be appointed and elected to the Board is material condition to Purchaser’s entry into the Stock Purchase Agreement and the purchase of the Purchased Shares.

5.4	Registration of Purchased Shares; Lock-Up.

Purchased Shares will be issued under a currently effective registration statement. Without the prior written consent of the Issuer, the Purchaser will not sell or otherwise dispose of, directly or indirectly, any Shares acquired under the Agreement for a period of six (6) months following the time when the shares are issued hereunder. However, this Section shall not prohibit sales or other dispositions in connection with any merger, share exchange, consolidation, tender offer or other similar corporate transaction

5.5	Right of Participation.

Right of Purchaser. Purchaser shall have the right, at all times and from time to time following the date of this Agreement, to purchase, on a pro rata basis, any New Securities that Issuer may from time to time sell or issue in such a financing. Issuer will provide Purchaser with at least 24 hours’ notice in advance of any such financing. For purposes hereof, “pro rata basis” shall mean a percentage of the New Securities equal to Purchaser’s “beneficial ownership” (as determined in accordance with Section 13 of the Exchange Act) of the Issuer’s outstanding common stock expressed as a percentage. For the avoidance of doubt, with respect to the period prior to the First Closing Date, the Purchaser shall be deemed to have beneficial ownership of the First Tranche Shares for purposes of this Section 5.5, and for the period prior to the Second Closing Date, the Purchaser shall be deemed to have beneficial ownership of the full Purchased Shares. After the Second Closing Date, the right of participation under this section shall terminate immediately at such time when Purchaser holds less than 25% of the Purchased Shares acquired by Purchaser.

(a)	New Securities. “New Securities” shall mean any debt or equity securities of the Issuer or any subsidiary of the Issuer, whether or not now authorized, and rights, options or warrants to purchase such debt or equity securities, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for such debt or equity securities; provided, that the term “New Securities” does not include:

(i)	shares of the Issuer’s Common Stock (and/or options, rights or warrants for Common Stock) issued or issuable in connection with an acquisition transaction or other merger and acquisition transaction, strategic alliance or partnering/licensing arrangement that is not primarily for financing purposes and that is approved by a majority of the independent members of the Board;

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(ii)	any securities issuable upon exercise of any options, warrants or rights to purchase any securities of the Issuer outstanding on the date of this Agreement;

(iii)	any securities issued pursuant to equity plans of the Issuer (including inducement awards or any arrangements in place as of the date of this Agreement); and

(iv)	shares of the Issuer’s Common Stock issued in connection with any stock split or stock dividend.

5.6	Other Rights. Without the prior written consent of the Board specifically expressed in a written resolution adopted by the majority vote of the entire Board (excluding any Purchaser directors), the Purchaser will not, and will cause each of its Affiliates, and each of its and such Affiliates’ respective Associates (each of the foregoing (including the Purchaser), a “Purchaser Related Party”), and each other Person acting on behalf of any Purchaser Related Party or with whom any Purchaser Related Party has any agreement, understanding or arrangement with respect to any Issuer Voting Securities (each, together with the Purchaser Related Parties, a “Covered Person”), not to:

(a) acquire, offer or propose to acquire, or agree to acquire (except pursuant to the Stock Purchase Agreement or this Agreement or by way of a stock split or stock dividend or other distribution made to holders of Issuer Voting Securities generally on a pro rata basis, provided that any securities so received shall be subject to the provisions hereof), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act or otherwise, beneficial ownership of any Issuer Voting Securities, if, after giving effect to such acquisition, it (by itself or together with any other Covered Person) would beneficially own, in the aggregate, more than 30.0% of the Outstanding Voting Power (the “Threshold”); provided that no Purchaser Related Party shall be required to dispose of any Issuer Voting Securities if the aggregate percentage of the Outstanding Voting Power represented by Issuer Voting Securities beneficially owned by the Purchaser Related Parties is increased as a result of a recapitalization of the Issuer or a repurchase of securities by the Issuer or any other action taken by the Issuer or any of its Affiliates (other than the Purchaser Related Parties) (“Outstanding Voting Power” shall mean total number of votes which may be cast in the election of directors of the Issuer at any meeting of shareholders of the Issuer if all Issuer Voting Securities then outstanding were present and voted at such meeting, other than votes that may be cast only by one class or series of stock (other than the Common Stock) or upon the happening of a contingency);

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(b) engage in any “solicitation” (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents, or make any public proposal with respect to any change in the number or term of directors or the filling of any vacancies on the Board; or

(c) initiate, solicit, assist, facilitate, finance, or encourage or otherwise participate in the taking of any of the foregoing actions by any other Person or enter into any discussions, negotiations, arrangements or understandings with any other Person with respect to any of the foregoing actions.

This Section 5.6 shall terminate at such time that (i) Purchaser “beneficially owns” less than 5% of the Issuer’s outstanding Common Stock, (ii) any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) shall have or acquire beneficial ownership of securities having 50% or more of the voting power of the Issuer, (iii) the board of directors of the Issuer approves a tender offer for 50% or more of the outstanding shares of capital stock of the Issuer, (iv) the announcement by the Issuer of a definitive agreement with respect to any transaction that would result in the acquisition by any Person or group of 50% or more of the outstanding shares of Issuer common stock, or (v) the voluntary or involuntary bankruptcy (if such petition is not dismissed, in each case, within 60 days of the institution or presentation thereof) of the Issuer.

5.7	New Securities.

Notwithstanding the foregoing, nothing in Section 5.6 shall prohibit from acquiring New Securities as contemplated in Section 5.5 of this Agreement.

5.8	Takeover Protections.

Prior to First Closing Date, the Issuer and the Issuer’s Board of Directors will have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Issuer’s Articles of Incorporation or the Laws of the state of Nevada that is or could become applicable to the Purchaser as a result of the Purchaser and the Issuer fulfilling their obligations or exercising their rights hereunder, including, without limitation, as a result of the Issuer’s issuance of the Purchased Shares and Purchaser’s ownership of the Purchased Shares.

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Article 6. MUTUAL COVENANTS

6.1	Further Mutual Covenants.

Purchaser and Issuer shall each take such actions contemplated by this Agreement, and, subject to Purchaser’s and Issuer’s, as applicable, right to terminate this Agreement pursuant to Article 10 hereof, do all things necessary (to the extent commercially reasonable) to effect the consummation of the transactions contemplated by this Agreement. Except as otherwise provided in this Agreement, Purchaser and Issuer shall each refrain from knowingly taking or failing to take any action which would render any of the representations or warranties contained in Article 3 or Article 4, as applicable, of this Agreement inaccurate in any material respect as of a Closing Date (as applicable). Each Party shall promptly notify the other Party of any Litigation that is instituted or threatened against such Party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement.

6.2	Commercially Reasonable Efforts.

Issuer and Purchaser will use commercially reasonable efforts to cause the conditions in Article 7 and Article 8 to be satisfied.

6.3	Collaboration.

The Issuer and the Purchaser shall discuss possible collaboration with respect to new pipeline, research and development, in-licensing, out-licensing, joint ventures, exchange of personnel, investment and acquisition opportunities (including new applications and therapies for existing products) and such other matters that either party wishes to discuss. Each of the Issuer and the Purchaser will designate in a written notice to the other party a representative to discuss possible collaboration, and such representatives shall use commercially reasonable efforts to meet in person or telephonically at least once each six months and shall consider the proposals of the other party in good faith.

Article 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before each Closing Date (as applicable), of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by Purchaser:

7.1	Representations and Warranties.

The representations and warranties of Issuer contained in Article 3 shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) (provided for purposes of this Section 7.1 all “Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Issuer contained in this Agreement will be disregarded). Purchaser will have received a certificate to such effect signed by an officer of the Issuer, as of such Closing Date, executed by Issuer, to such effect.

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7.2	Compliance by Issuer.

Issuer shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement to be performed by Issuer on or prior to each Closing Date (as applicable) and Purchaser shall have received a certificate dated such Closing Date, executed by an authorized officer of Issuer to such effect. Purchaser shall have received from Issuer such certificates or other evidence, dated as of such Closing Date, as Purchaser or its counsel shall reasonably request to evidence the performance of all covenants and the fulfillment by Issuer, or such other satisfaction at or prior to such Closing Date, of the terms and conditions of this Agreement.

7.3	No Injunction; Litigation.

No Litigation, regulation, or legislation shall be pending or overtly threatened by a Third Party which seeks to enjoin, restrain, or prohibit Purchaser in respect of the consummation of the transactions contemplated hereby.

7.4	Consents; Authorizations; Approval of Legal Matters.

All authorizations, Orders, or Consents of any Governmental Body or the Nasdaq Capital Market, if any, required to consummate the issuance and sale of the Purchased Shares to Purchaser shall have been obtained. Purchaser shall have received a certificate dated as of the relevant Closing Date, executed by Issuer to the foregoing effect, and Purchaser shall be reasonably satisfied with the terms, conditions, and restrictions of and obligations under each such authorization, Order, or Consent.

7.5	No Material Adverse Change.

There shall not have occurred any change or development that would constitute a Material Adverse Change, and Purchaser shall have received a certificate dated as of the relevant Closing Date, executed by a duly authorized officer of Issuer to such effect.

Article 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF ISSUER

The obligation of Issuer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the relevant Closing Date (as applicable) hereunder, of each of the following conditions, all or any of which may be waived, in whole or in part, by Issuer.

8.1	Certificate Regarding Representations and Warranties.

The representations and warranties of Purchaser contained in Article 4 shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) (provided for purposes of this Section 8.1 all material adverse effect qualifications and other materiality qualifications limiting the scope of the representations and warranties of Purchaser contained in this Agreement will be disregarded), and Issuer shall have received a certificate dated as of such Closing Date, executed by Purchaser, to such effect.

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8.2	Compliance by Purchaser.

Purchaser shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement to be performed by Purchaser on or before the relevant Closing Date, and Issuer shall have received a certificate dated as of such Closing Date, executed by Purchaser, to such effect. Issuer shall have received from Purchaser all applicable closing deliveries, and such certificates or other evidence, duly executed by Purchaser, dated as of such Closing Date, as Issuer or its counsel shall reasonably request to evidence the performance of all covenants and the fulfillment by Purchaser, or such other satisfaction at or prior to such Closing Date, of the terms and conditions of this Agreement.

8.3	No Injunction, Litigation.

No Litigation, regulation, or legislation shall be pending or overtly threatened by a Third Party which seeks to enjoin, restrain, or prohibit Issuer, in respect of the consummation of the transactions contemplated hereby.

8.4	No Material Adverse Change.

There shall not have occurred any change or development that would constitute a Purchaser Material Adverse Change, and Issuer shall have received a certificate dated as of the relevant Closing Date, executed by a duly authorized officer of Purchaser to such effect.

8.5	Consents; Authorizations; Approval of Legal Matters.

All authorizations, Orders, or Consents of any Governmental Body required to consummate the issuance and sale of the Purchased Shares to Purchaser shall have been obtained. Issuer shall have received a certificate dated as of the relevant Closing Date, executed by Purchaser to the foregoing effect, and Issuer shall be reasonably satisfied with the terms, conditions, and restrictions of and obligations under each such authorization, Order, or Consent.

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Article 9. CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

9.1	Confidentiality.

The Information is disclosed to Purchaser solely for Purchaser’s use in completing its analysis incidental to this Agreement, and Purchaser agrees that its use of the Information will be governed by the terms and conditions of the Confidentiality Agreement, as amended on the date hereof.

9.2	Public Announcements.

Issuer and Purchaser will consult with each other before issuing any initial press releases or otherwise making any initial public statements with respect to this Agreement or the transactions contemplated hereby and shall modify any portion thereof if the other Party reasonably objects thereto. Subsequent to such initial public statements with respect to this Agreement and the transactions contemplated hereby, any press releases or any other public statements or filings with any Governmental Body by any Party shall not require consent of the other Party but shall remain subject to the Confidentiality Agreement.

Article 10. TERMINATION

(a) The obligation of the Issuer to sell, and the Purchaser to purchase, the Purchased Shares on a Closing Date, as the case may be, may be terminated:

(i) by the mutual consent of Purchaser and Issuer;

(ii) by Purchaser if (i) any condition in Article 7 becomes impossible to perform or satisfy (other than as a result of a material breach or default by Purchaser in the performance of its obligations hereunder) and the performance of such condition has not been waived by Purchaser in writing at or prior to the relevant Closing Date or (ii) the Issuer materially breaches any of its covenants or agreements contained herein and such breach is not cured (if capable of being cured) within 10 days after written notice of such breach; or

(iii) by Issuer if (i) any condition in Article 8 becomes impossible to perform or satisfy (other than as a result of a material breach or default by Issuer in the performance of its obligations hereunder) and the performance of such condition has not been waived by Issuer in writing at or prior to the relevant Closing Date or (ii) the Purchaser materially breaches any of its covenants or agreements contained herein and such breach is not cured (if capable of being cured) within 10 days after written notice of such breach.

(b) Upon termination, Issuer shall be relieved of its obligation to sell, and Purchaser shall be relieved of its obligation to purchase, the Purchase Shares with respect to the applicable closing; provided, however, to the extent that such termination is subsequent to the First Closing Date, all of the other terms and provisions of this Agreement shall survive in accordance with their terms with respect to the First Closing Date. Notwithstanding the foregoing, if this Agreement is terminated prior to the First Closing Date, then this Agreement shall be terminated in its entirety and each provision of this Agreement shall have no further force and effect, except for Article 9 and Section 11.2, each of which shall survive.

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Article 11. GENERAL PROVISIONS

11.1	Definitions.

(a) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Page	Term	Page
Agreement	4	IRB	15
CGMP	14	Intellectual Property Rights	12
Common Stock	4	Issuer	4
Disqualification Event	13	Issuer Covered Person	13
Federal Anti-Kickback Statute	16	IT Assets	13
Federal False Claims Act	16	Material Adverse Effect	7
First Closing Date	6	Purchase Price	5
First Tranche Shares	4	Purchased Shares	4
GCP	15	Purchaser	4
GLP	15	SEC Reports	7
Healthcare Laws	16	Second Closing Date	6
HIPAA	16	Second Tranche Shares	4
HITECH Act	16	Tranches	4
IND	15

(b) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(i) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

(ii) “Articles of Incorporation” means Articles of Incorporation of Issuer, as amended.

(iii) “Board” shall mean Issuer’s Board of Directors.

(iv) “Books and Records” means all existing data, databases, books, records, correspondence, business plans and projections, tenant and vendor lists, files, papers, and, to the extent permitted under applicable Law, copies of historical personnel, payroll and medical records of each of the Employees in the possession of Issuer, including employment applications, employment agreements, confidentiality and non-compete agreements, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents, and any summaries of such documents regularly prepared by Issuer; all reported medical claims made for each Employee; and all manuals and printed instructions of Issuer.

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(v) “Business Day” means any day on which national banks are open for business in the City of New York.

(vi) “Code” means the Internal Revenue Code of 1986, as amended.

(vii) “Commission” shall mean the United States Securities and Exchange Commission.

(viii) “Confidentiality Agreement” means that certain confidentiality agreement between Purchaser and Issuer.

(ix) “Consent” means any consent, approval, authorization, clearance, exception, waiver or similar affirmation by any Person required pursuant to any contract, Law, Order or Permit.

(x) “Drug Application” shall mean a New Drug Application or a Biologic License Application, as those terms are defined in the FDCA and PHSA and the FDA regulations promulgated thereunder, for any FDA Related Product, as appropriate, in each case of the Issuer or any of its Affiliates.

(xi) “Employees” means all employees of Issuer.

(xii) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(xiii) “GAAP” means generally accepted accounting principles as employed in the United States of America, applied consistently with prior periods and with Issuer’s historical practices and methods, provided that standards of materiality applicable to Issuer shall be employed without regard to standards of materiality used by Issuer in prior periods, and provided further, that Issuer’s historical practices and methods shall not be consistently applied to the extent they are not in accordance with GAAP.

(xiv) “Governmental Body” means any foreign or United States government or governmental entity or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

(xv) “FDA” shall mean the United States Food and Drug Administration or any successor federal agency thereto.

(xvi) “FDCA” shall mean the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq. and all regulations promulgated thereunder.

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(xvii) “FDA Regulated Product” shall mean and includes any of Issuer’s approved products, product candidates, or any components thereof that are subject to the FDCA and other Laws administered by the FDA.

(xviii) “Information” means information or documentation owned by Issuer which information may include, but is not necessarily limited to, financial data, business plans, personnel information (to the extent permitted under applicable Law), drawings, samples, devices, trade secrets, technical information, results of research and other data in either oral or written form; provided, however, that “Information” does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its representatives in violation of the Confidentiality Agreement, (B) was lawfully within Purchaser’s possession prior to its being furnished to Purchaser by or on behalf of Issuer, provided further that the source of such information was not known by Purchaser to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Issuer or any other Person with respect to such information, or (C) is developed by Purchaser after initial disclosure by Issuer.

(xix) “IRS” means the Internal Revenue Service of the United States of America.

(xx) “Law” means any code, directive, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute, including those promulgated, interpreted, or enforced by any Governmental Body.

(xxi) “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course of Business) of any type, secured or unsecured whether accrued, absolute or contingent, direct or indirect, liquidated or unliquidated, matured or unmatured, known or unknown or otherwise.

(xxii) “License” means any license, franchise, notice, permit, easement, right, certificate, authorization, or approval to which any Person is a party or that is or may be binding on any Person or its securities, property or business.

(xxiii) “Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, reservation, restriction, right of way, security interest, title retention or other security arrangement, on, or with respect to any property or property interest, provided, however, that an intellectual property license shall not be a Lien.

(xxiv) “Litigation” means any suit, action, administrative or other audit (other than regular audits of financial statements by outside auditors), proceeding, arbitration, cause of action, charge, claim, complaint, compliance review, criminal prosecution, grievance inquiry, hearing, inspection, investigation (governmental or otherwise), before any Governmental Body.

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(xxv) “Order” means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Body to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

(xxvi) “Ordinary Course of Business” means the following: an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and (B) does not require authorization by the shareholders of such Person (or by any Person or group of Persons exercising similar authority).

(xxvii) “Party” means any party hereto and “Parties” means all parties hereto.

(xxviii) “Permit” means any Governmental Body approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

(xxix) “Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

(xxx) “Purchaser Material Adverse Effect” means any material adverse change or any development that is reasonably likely to have a material adverse effect on the condition (financial or otherwise), prospects, results of operations, business, properties or assets (tangible and intangible) of Purchaser (other than changes or developments relating to (a) changes in general economic conditions in the South Korea, other than changes which adversely affect Purchaser to a materially greater extent than its competitors, (b) the execution or the announcement of this Agreement, or the consummation of the transactions contemplated hereby, or (c) changes in accounting rules applicable to Purchaser)

(xxxi) “Securities Act” means the Securities Act of 1933, as amended.

(xxxii) “Stock Equivalents” means any security, option, warrant, right or claim exercisable into, exchangeable for, or convertible into Common Stock.

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(xxxiii) “Tax” means any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, License, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Body, including any interest, penalties, and additions imposed thereon or with respect thereto, and including Liability for the taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign Law) as a transferee or successor, by contract, or otherwise.

(xxxiv) “Tax Return” means any return (including any informational return) report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax.

(xxxv) “Taxing Authority” means the IRS and any other federal, state, local or foreign Governmental Body responsible for the administration of any Tax.

(xxxvi) “Third Party” means any Person other than a Party.

(xxxvii) “Undisclosed Liabilities” means any Liability that is not fully reflected or reserved against in Issuer’s financial statements.

11.2	Fees and Expenses.

Except as otherwise specifically prcovided below or elsewhere in this Agreement, regardless of whether the transactions contemplated by this Agreement are consummated, Issuer and Purchaser each shall pay their respective fees and expenses in connection with the transactions contemplated by this Agreement.

11.3	Notices.

All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing (which shall include communications by e-mail) and shall be delivered and deemed given if: (a) in person (on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service), (b) if mailed certified or registered mail return receipt requested (one (1) Business Day after being mailed), or (b) by e-mail (on the date of transmission):

33

If to Issuer:

Oncosec Medical Incorporated

3565 General Atomics Court, Suite 100

San Diego, CA 92121-1107

24 North Main Street

Pennington, NJ 08534-2218

Attention:

Telephone:

Email:

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

90 Park Avenue

New York, NY 10016

Attention: Matthew Mamak

Telephone: (212) 210-1256

E-mail: matthew.mamak@alston.com

If to Purchaser:

Alpha Holdings, Inc.

Gangnam-gu Apgujeongro 62-gil 17-10

Seoul, KOREA

Attn: Mr. Hee Do Koo, CEO

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, NY 10012

Attention: Jeffrey A. Wolfson and Greg Kramer

Telephone: (212) 976-7300

E-mail: jeff.wolfson@haynesboone.com and

greg.kramer@haynesboone.com

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 11.3. Any Party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by e-mail transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.

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11.4	Assignment.

Any assignment under this Agreement by the Issuer shall be void, invalid and of no effect without the written consent of the Purchaser, except as otherwise provided in this Agreement, including that Purchaser may assign its rights under this Agreement in whole or in part to any Person in accordance with Section 1.1(c) and as so long as the assignee(s) agree to be bound in writing by the terms and conditions of this Agreement. Notwithstanding anything contained herein to the contrary, the Purchaser may assign its rights to an Affiliate at any time and from time to time without the consent of the Issuer. For the avoidance of doubt, nothing herein shall prohibit the sale or assignment of the Purchased Shares to any person, subject to Section 5.4, in compliance with applicable securities laws.

11.5	No Benefit to Others.

The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any Third Party beneficiary or any other rights on any other Persons.

11.6	Headings and Gender; Construction; Interpretation.

(a) The table of contents and the captions and section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to “Section” or “Article” shall be deemed to be references to a Section or Article of this Agreement.

(b) Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

(c) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Purchaser or Issuer, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of all the Parties.

11.7	Counterparts.

This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one counterpart has been signed by each Party and delivered to the other Party hereto.

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11.8	Integration of Agreement.

(a) This Agreement and the exhibits and the other agreements contemplated by this Agreement, including the Confidentiality Agreement, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersede all prior agreements, oral and written, between the Parties with respect to the subject matter hereof, including that certain Term Sheet Memorandum between the Parties dated July 12, 2018.

(b) Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the Party against which the enforcement of such change, waiver, discharge or termination is sought. The failure or delay of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any Party of any condition of this Agreement, or the breach of any term of this Agreement or the inaccuracy or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

11.9	Waiver.

The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

11.10	Time of Essence.

Time is of the essence in this Agreement.

11.11	Governing Law.

Regardless of any conflict of Law or choice of Law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of New York. The Parties agree and acknowledge that the State of New York has a reasonable relationship to the Parties and/or this Agreement. As to any dispute or Litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereby agree and consent to be subject to the jurisdiction of the United States District Court for the Southern District of New York. If jurisdiction is not present in federal court, then the Parties hereby agree and consent to the jurisdiction of the state courts of New York County, New York. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any Litigation brought in such court, (b) any claim that any Litigation brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

36

11.12	Partial Invalidity.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable. To the extent the deemed deletion of the invalid, illegal or unenforceable provision or provisions is reasonably likely to have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement, the Parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

11.13	Survival.

The representations and warranties of each party in the Agreement shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby and any termination of this Agreement subsequent to the First Closing Date. The covenants and agreements of each party made herein shall survive in accordance with their terms.

11.14	Specific Enforcement.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties accordingly agree that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

oncosec medical incorporated
By:	/s/ Daniel J. O’Connor
Name:	Daniel J. O’Connor
Title:	Chief Executive Officer and President

ALPHA HOLDINGS, INC.

By:	/s/ Hee Do Koo
Name:	Hee Do Koo
Title:	Chief Executive Officer

38

EXHIBIT A

FORM OF JOINDER AGREEMENT

A-1

JOINDER AGREEMENT

THIS JOINDER AGREEMENT to that certain Stock Purchase Agreement (the “Agreement”), dated as of [___], 2018, by and between OncoSec Medical Incorporated (the “Issuer”), and Alpha Holdings, Inc. (the “Purchaser”) is made and entered into as of [___], 2018, by and among the Issuer, Purchaser and [NAME OF ENTITY] (“Holder”).

RECITALS

A. WHEREAS, the Issuer and Purchaser entered into the Agreement;

B. WHEREAS, pursuant to the Agreement, Purchaser has the right to assign its rights and obligations under the Agreement to purchase the Second Tranche Shares, in whole or in part, to another entity selected by Purchaser with the written consent of Issuer in accordance with the Agreement;

C. WHEREAS, Holder desires to become a party to the Agreement, having the same rights and obligations as the Purchaser to the extent applicable and with respect to the Second Tranche Shares, and Holder has been approved by Purchaser and the Issuer and is willing to assume the obligations pursuant to the Agreement that are applicable to the Holder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Agreement to be Bound. The Holder hereby agrees that upon execution of this Joinder Agreement, Holder shall become a party to the Agreement with respect to the Second Tranche Shares and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement with respect to the Second Tranche Shares as though an original party thereto. Purchaser acknowledges pursuant to Section 1.1(c) of the Agreement that it is bound to purchase the Second Tranche Shares in the event that Holder breaches its obligation to do so.

2.	Successors and Assigns. Except as otherwise provided herein, this Joinder Agreement shall bind and inure to the benefit of and be enforceable by the Issuer and the Holder and the respective successors and assigns of each of them; provided, however, that any assignment of this Joinder Agreement shall be void, invalid, and of no effect without the prior written consent of the Issuer.

3.	Notices. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing (which shall include communications by e-mail) and shall be delivered and deemed given if: (a) in person (on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service), (b) if mailed certified or registered mail return receipt requested (one (1) Business Day after being mailed), or (b) by e-mail (on the date of transmission):

1

If to Issuer:

Oncosec Medical Incorporated

3565 General Atomics Court, Suite 100

San Diego, CA 92121-1107

24 North Main Street

Pennington, NJ 08534-2218

Attention:

Telephone:

Email:

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

90 Park Avenue

New York, NY 10016

Attention: Matthew Mamak

Telephone: (212) 210-1256

E-mail: matthew.mamak@alston.com

If to Purchaser:

Alpha Holdings, Inc.

Gangnam-gu Apgujeongro 62-gil 17-10

Seoul, KOREA

Attn: Mr. Hee Do Koo, CEO

E-mail: kdkoo@alpha-holdings.co.kr

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, NY 10012

Attention: Jeffrey A. Wolfson and Greg Kramer

Telephone: (212) 976-7300

E-mail: jeff.wolfson@haynesboone.com and

greg.kramer@haynesboone.com

or to such other address as the parties hereto may designate in writing to the other. Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by e-mail transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.

2

4.	Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Joinder Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York. The parties agree and acknowledge that the State of New York has a reasonable relationship to the parties and/or this Joinder Agreement. As to any dispute or litigation arising out of or relating in any way to this Joinder Agreement or the transactions at issue in the Agreement, the parties hereby agree and consent to be subject to the jurisdiction of the United States District Court for the Southern District of New York. If jurisdiction is not present in federal court, then the parties hereby agree and consent to the jurisdiction of the state courts of New York County, New York. Each party hereby irrevocably waives, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any litigation brought in such court, (b) any claim that any litigation brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

5.	Counterparts. This Joinder Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

6.	Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signatures on the Following Page]

3

IN WITNESS WHEREOF, the parties have executed this Joinder Agreement as of the [__] day of [___], 2018.

PURCHASER:

ALPHA HOLDINGS, INC.

By:
Name:
Title:

ISSUER:

ONCOSEC MEDICAL INCORPORATED

By:
Name:
Title:

HOLDER:

By:
Name:
Title:

4

SCHEDULE 3.4(a)

S-1

SCHEDULE 3.4(b)

S-2

SCHEDULE 3.16

S-3